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                                                                   EXHIBIT 99.1.

FOR IMMEDIATE RELEASE      July 2, 2001

Talon Automotive Group restructures to strengthen operations

         TROY, Mich. - Talon Automotive Group, Inc. is restructuring to strengthen operations and improve its financial health, according to Michael Veltri, Talon Automotive's President and CEO, who made the announcement today.

         The corporate Restructuring Plan includes the successful negotiation with the Company's senior subordinated noteholders of a consensual agreement for the exchange of their notes for a substantial portion of the company's equity. As a result, the Company will eliminate $120 million of debt and $12 million of annual interest expense from its books.

         The Company intends to effect the exchange pursuant to a prearranged agreement with its current noteholders, under which Talon Automotive Group, Inc. and its wholly-owned subsidiary in Canada, Veltri Metal Products Company, will voluntarily file to reorganize under Chapter 11 of the U.S. Bankruptcy Code and initiate creditor arrangement proceedings in Canada on June 29, 2001. The Company does not anticipate or plan for any impairment of creditors, other than its noteholders and parties to certain unexpired leases, during this process and does not anticipate any material change in its operations. Due to the nature of these proceedings, the Company believes the process will be completed on an expeditious basis in 2001. Upon conclusion of the reorganization, the Company will operate as Veltri Metal Products, Inc.

         A key element of the Restructuring Plan is the previously announced closure of four facilities of Talon Automotive's Production Stamping, Inc. (PSI) division and the integration of those operations into other existing facilities. The integration is predominantly complete and was very successful. The closures resulted in the elimination of 170 jobs and a cost savings of $12.4 million annually.

         The Restructuring Plan is necessary to address business issues brought about by the poor performance of PSI, and the general economic slowdown that has affected many manufacturers and suppliers.

         "The actions we are implementing provide the necessary direction to ensure we remain a successful Tier 1 supplier for many years to come," said Veltri. "Our customers, bank group and other key parties have expressed commitment and confidence in the Restructuring Plan. The exchange of notes for equity will have a significant positive impact on the Company's financial health and future. The Restructuring Plan will create a Company with a strong balance sheet and dramatically improved profitability."

         Veltri, who was named President and CEO in February 2001, said the Plan and Noteholder agreement will not impair any of the Company's other creditors except parties to certain unexpired leases. The Restructuring Plan now being implemented does not call for any adverse impact on current employees. Employees will continue to receive pay, benefits and



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other terms of employment in accordance with existing Company policy and/or
Collective Bargaining Agreement.

         "We will continue to move forward on an exciting array of ongoing and future activities, including our current work on DaimlerChrysler's new Jeep Liberty, General Motors' GMT 800 truck program, and Honda's new sport utility vehicle and Accord models," said Veltri. "Our commitments and relationships with all of our customers are outstanding."

         Talon Automotive Group, Inc. is a Tier 1 manufacturer of stamped metal components and assemblies. It specializes in the design and manufacturing of underbody/chassis and unexposed body structures assemblies that are major structural components of passenger cars, light trucks, and vans. Talon's major customers include DaimlerChrysler, General Motors, Honda, Ford, and other Tier 1 suppliers. Talon Automotive Group employs 1,600 people at production and manufacturing facilities in the United States and Canada.

         Talon Automotive Group, Inc. is headquartered in Troy, Mich. More information about the company can be found on the Internet at www.talonautomotive.com.

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Media Contact:  Walter Kraft at Caponigro Public Relations Inc., (248) 355-3200.